Exhibit 99.1

Orion Energy Systems

Expands Senior Leadership Team, Appointing Michael H. Jenkins as Chief Operating Officer

Manitowoc, WI – November 4, 2021 – Orion Energy Systems, Inc. (NASDAQ: OESX) (Orion Lighting), a provider of energy-efficient LED lighting, controls and IoT systems, including turnkey project implementation, program management and system maintenance, today announced the expansion of its executive management team with the appointment of Michael H. Jenkins as Chief Operating Officer (COO) to support the Company’s long-term growth objectives. Mr. Jenkins, an accomplished executive and business leader with a strong track record of business and financial achievement, will assume Orion’s COO role from Scott Green. Mr. Green is being promoted to President of Orion Services Group, which encompasses the Company’s turnkey lighting installation and maintenance services business.

Mr. Jenkins has over 25 years of operations, sales and marketing experience, including the past eight years as the Construction and Consumer Business Director & General Manager at Bostik, Inc., an industrial adhesive and sealing products provider with over $2.4B in annual sales. At Bostik, Mr. Jenkins was directly responsible for the full profit and loss statement (P&L) of a several hundred million dollar business with six manufacturing plants and over 400 associates across the United States, Mexico and Canada. During his tenure, revenue nearly tripled. At Bostik, he transformed the business into a systems provider and as such identified strategic acquisitions, performed due diligence, negotiated and closed several acquisitions, integrated the businesses without disruption and created numerous cross-selling opportunities to accelerate growth. Mr. Jenkins also instilled a performance-driven culture based on a common vision and helped build Bostik brand recognition through innovative and disruptive marketing campaigns focused on key specifiers (Architects, Engineers and Designers).

Mike Altschaefl, Orion’s CEO and Board Chair, commented, “Given the expanding scope of our operations, our long-term growth goals and our commitment to industry-leading products, innovation, service and customer experience, Orion has focused on building out our leadership team and we are very excited with the progress we are making. Earlier this year, we named lighting industry veteran Tim Rooney to the newly created position of Executive Vice President of Sales, with responsibility for all sales functions of the Company.

“Now we are strengthening our operational management capabilities with the addition of Mike Jenkins, who brings the ideal skill set, track record and perspective to complement and further strengthen our leadership team. Mike’s appointment should allow us to focus more deeply on key opportunities to drive growth and improve financial performance. It will also allow Scott Green to focus on Orion Services Group, our turnkey lighting installation and maintenance business which represents a core element of our competitive position and long-term growth potential, as well as his continued leadership of our new product development team.”

Mr. Jenkins added, “I am very pleased to join Orion and to contribute to building on the strong product and service platform and reputation for industry-leading quality and customer service. I share the company’s long-term growth vision and look forward to collaborating with our customers and partners to build on the company’s very sound fundamentals. I am confident that my background and experience are an ideal complement to the skills, expertise and collaborative culture of Orion’s leadership.”

Previously, Mr. Jenkins served in various management, sales and marketing roles with Sealed Air/Diversey, Kohler Company, Fortune Brands, and Illinois Tool Works. At Kohler Company, Mr. Jenkins was also a senior leader and had P&L responsibility for a turnkey business that designed, manufactured, installed and serviced custom kitchen solutions through both independent and company-owned channels to the builder contractor markets.

About Orion Energy Systems

Orion provides innovative LED lighting systems and turnkey project implementation including installation and commissioning of fixtures, controls and IoT systems, as well as ongoing system maintenance and program management. We help our customers achieve energy savings with healthy, safe and sustainable solutions, enabling them to reduce their carbon footprint and digitize their business.

Twitter: @OrionLighting and @OrionLightingIR

StockTwits: @Orion_LED_IR

Investor Relations Contacts

Per Brodin, CFO	William Jones; David Collins
Orion Energy Systems, Inc.	Catalyst IR
pbrodin@oesx.com	(212) 924-9800 or OESX@catalyst-ir.com